Exhibit 99.1

CONTACT: Connie Hamblin (616) 772-1800	RELEASE: October 21, 2009

GENTEX REPORTS THIRD QUARTER FINANCIAL RESULTS

        ZEELAND, Michigan, October 21, 2009 — Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported results for the third quarter and nine months ended September 30, 2009.

        For the third quarter of 2009, the Company’s net sales increased by two percent to $155.7 million compared with $153.1 million in the third quarter of 2008. The gross profit margin increased on a year-over-year basis from 30.5 percent in the third quarter of 2008 to 34.9 percent in the third quarter of 2009, primarily due to purchasing cost reductions, reduced fixed overhead costs, and improved product mix, partially offset by the impact of annual customer price reductions.

        The Company’s net sales increased by 33 percent on a sequential, quarter-to-quarter basis, from $117.3 million in the second quarter of 2009 to $155.7 million in the third quarter of 2009. The gross profit margin of 34.9 percent in the third quarter of 2009 increased sequentially from 30.5 percent in the second quarter of 2009. The sequential increase in the gross margin was primarily due to the Company’s increased ability to leverage fixed overhead costs due to the 33 percent increase in net sales.

        For the first nine months of 2009, the Company’s net sales were $366.9 million compared with $501.5 million for the first nine months of 2008. The gross profit margin was 30.7 percent for the first nine months of 2009 compared with 33.6 percent for the first nine months of 2008, primarily due to the Company’s inability to leverage fixed overhead costs. Annual customer price reductions were offset by purchasing cost reductions.

        Income from operations increased by 42 percent in the third quarter of 2009 to $33.1 million, compared with $23.3 million in the third quarter of 2008. The increase in operating income was primarily due to the increase in the gross margin quarter over quarter. Income from operations declined by 48 percent for the first nine months of 2009 compared with the same prior-year period. The decline in operating income during the first nine months of 2009 was primarily due to the decline in the gross margin.

        Other income was $2.5 million in the third quarter of 2009 compared with other expense of $566,000 in the third quarter last year, primarily due to realized gains on the sale of equity investments, partially offset by lower investment income due to lower interest rates. Other income was $118,000 for the nine months ended September 30, 2009, compared with $9.1 million for the nine months ended September 30, 2008, primarily due to lower investment income due to lower interest rates.

        Net income increased by 58 percent to $23.9 million in the third quarter of 2009 compared with $15.1 million in the third quarter of 2008, primarily due to increased operating income. For the first nine months of 2009, net income declined by 52 percent to $34.6 million compared with the same nine-month period in 2008, primarily due to the decreased operating income and other income. Earnings per diluted share was 17 cents in the third quarter of 2009 compared with earnings per diluted share of 11 cents in the third quarter of 2008. Earnings per diluted share was 25 cents for the first nine months of 2009 compared with earnings per diluted share of 51 cents during the first nine months of 2008.

        “We are pleased to report this good performance by Gentex in the third quarter,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer. “The Company continues to benefit from additional vehicle models offering our SmartBeam® and Rear Camera Display products, and we’re optimistic that those products will continue to drive our future growth,” said Bauer.

        SmartBeam is the Company’s proprietary high beam headlamp assist system. The Rear Camera Display Mirrors display high-resolution, color images of what is directly behind the vehicle via an automaker-specified camera.

Share Repurchase Plan

        During the third quarter, the Company did not repurchase any shares. The Company has a share repurchase plan in place with authorization to repurchase up to 28 million shares of the Company’s common stock. To date, including the prior share repurchases, the Company has repurchased approximately 26 million shares, leaving approximately two million shares authorized to be repurchased under the plan.

Unit Shipments and Net sales

        Total auto-dimming mirror unit shipments decreased by 7 percent in the third quarter of 2009 compared with the third quarter last year. Automotive net sales increased by 3 percent from $147.3 million in the third quarter of 2008 to $151.1 million in the third quarter of 2009.

        Total auto-dimming mirror unit shipments decreased by 31 percent for the first nine months of 2009 compared with the first nine months of 2008. Automotive net sales decreased by 27 percent from $484.2 million in the first nine months of 2008 to $352.2 million for the first nine months of 2009.

        Automatic-dimming mirror unit shipments in North America decreased by four percent in the third quarter of 2009 compared with the same period in 2008, primarily as a result of lower light vehicle production. North American light vehicle production declined by 20 percent in the third quarter of 2009 compared with the same prior-year period.

        Automatic-dimming mirror unit shipments in North America decreased by 39 percent for the first nine months of calendar year 2009 compared with the first nine months of calendar year 2008, primarily as a result of lower light vehicle production. North American light vehicle production declined by 41 percent for the first nine months of 2009 compared with the same prior-year period.

        Automatic-dimming mirror unit shipments to offshore customers decreased by eight percent in the third quarter of 2009 compared with the same period last year, primarily due to lower light vehicle production in Asia and Europe. Light vehicle production in Europe decreased by 14 percent in the third quarter of 2009, and decreased by 19 percent in Japan and Korea in the third quarter of 2009, compared with the same period last year.

        Automatic-dimming mirror unit shipments to offshore customers decreased by 26 percent for the first nine months of 2009 compared with the same period last year, primarily due to lower light vehicle production in Asia and Europe. Light vehicle production in Europe decreased by 29 percent in the first nine months of 2009, and decreased by 33 percent in Japan and Korea in the first nine months of 2009, compared with the same period last year.

        Fire Protection net sales decreased by 19 percent to $4.5 million for the third quarter of 2009 compared with the same period last year, and declined by 16 percent for the first nine months of 2009 to $14.5 million compared with the same prior-year period. The decline in net sales in both periods was primarily due to the weak commercial construction market.

Future Estimates

        Gentex Senior Vice President Enoch Jen provided certain guidance for the fourth quarter of 2009.

        “Based on CSM Worldwide’s end-of-September light vehicle production forecast for the fourth quarter of 2009, we currently expect our net sales in the fourth quarter of 2009 to increase by 30-35 percent compared with the fourth quarter of 2008,” said Jen.

        “While our production volumes have improved as automakers work to build inventories, it continues to be a difficult operating environment as we now work to fully staff production areas that had been producing significantly lower volumes,” said Jen. “In the short run, this situation requires us to operate with more overtime to meet the higher production schedules. In the long run, we are cautiously optimistic that we may have seen the trough in this cycle earlier this year,” said Jen. “And, while we are quite pleased with the results that we posted in the third quarter, we still believe that there will be some schedule adjustments as automakers work to balance their inventories with vehicle sales levels.”

        Jen said that he believes that the global governmental vehicle stimulus programs, such as the “Cash for Clunkers” program in the United States, did not have a significant direct effect on the Company’s production levels in the third quarter of 2009, since the smaller vehicles that people were mostly purchasing were those that typically did not contain significant Gentex content. However, he said that the Company believes that there was some indirect effect due to the increased showroom traffic that those programs created.

        “While the governmental stimulus programs were in effect, automotive vehicle sales were temporarily higher than automotive production levels,” said Jen. “Now that sales have decreased and the scenario has reversed, automakers, at some point, will need to adjust their production plans for the lower sales levels.”

        The Company’s current fourth quarter 2009 forecast is based on CSM’s end-of-September forecast for light vehicle production of 2.7 million units for North America, 4.3 million units for Europe and 2.9 million units for Japan and Korea for the fourth quarter of 2009. CSM’s current calendar year 2009 forecast for production in North America is a 32 percent decline to 8.6 million light vehicle units; a 21 percent decline to 16.1 million units for Europe, and a 28 percent decline to 10.4 million units for Japan and Korea, when compared with 2008.

        Based on the Company’s expected net sales for the fourth quarter of 2009, Jen said that the Company expects its gross profit margin for the fourth quarter to be approximately in the same range as the gross profit margin in third quarter of 2009.

Safe Harbor Statement

        This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates, the ability to control E,R&D and S,G&A expenses, gross margins, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “hopes,” “likely,” “plans,” “projects,” “optimistic,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, worldwide automotive production, the maintenance of the Company’s market share, the ability to achieve purchasing cost reductions, competitive pricing pressures, currency fluctuations, interest rates, equity prices, the financial strength/stability of the Company’s customers (including their Tier 1 suppliers), supply chain disruptions, potential sale of OEM business segments or suppliers, potential customer (including their Tier 1 suppliers) bankruptcies, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain products (e.g. SmartBeam® and Rear Camera Display Mirror), and other risks identified in the Company’s other filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Third Quarter Conference Call

        A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

        Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company’s automatic-dimming interior mirrors are sold with advanced electronic features. Approximately 96 percent of the Company’s net sales are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net Sales	$155,741,847	$153,056,570	$366,915,101	$501,518,401
Cost of Goods Sold	101,386,005	106,359,938	254,454,384	333,094,524
Gross Profit	54,355,842	46,696,632	112,460,717	168,423,877

Engineering, Research & Development	11,955,915	13,101,431	34,557,839	39,236,174
Selling, General & Administrative	9,296,514	10,324,190	26,522,075	30,139,806
Income from Operations	33,103,413	23,271,011	51,380,803	99,047,897

Other (Income) Expense	(2,478,993)	566,184	(117,616)	(9,139,607)

Income Before Provision
for Income Taxes	35,582,406	22,704,827	51,498,419	108,187,504

Provision for Income Taxes	11,645,552	7,558,271	16,909,189	35,734,452

Net Income	$23,936,854	$15,146,556	$34,589,230	$72,453,052

Earnings Per Share
Basic	$0.17	$0.11	$0.25	$0.51
Diluted	$0.17	$0.11	$0.25	$0.51
Weighted Average Shares:
Basic	137,216,748	140,233,348	137,163,501	141,913,581
Diluted	137,710,858	140,443,652	137,546,710	142,214,993

Cash Dividends Declared per Share	$0.11	$0.11	$0.33	$0.32

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited) Sept 30, 2009	Dec 31, 2008
ASSETS
Cash and Short-Term Investments	$350,000,334	$323,483,785
Other Current Assets	144,999,032	133,668,174

Total Current Assets	494,999,366	457,151,959

Plant and Equipment - Net	202,454,289	214,951,719
Long-Term Investments and Other Assets	103,231,920	90,999,702

Total Assets	$800,685,575	$763,103,380

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$73,408,158	$49,472,438
Long-Term Debt	0	0
Deferred Income Taxes	18,514,914	15,034,620
Shareholders' Investment	708,762,503	698,596,322

Total Liabilities & Shareholders' Investment	$800,685,575	$763,103,380

AUTO-DIMMING MIRROR UNIT SHIPMENTS (Thousands)
	Third Quarter Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
Domestic Interior	896	946	-5%	2,041	3,264	-37%
Domestic Exterior	263	258	2%	602	1,061	-43%
Total Domestic Units	1,159	1,204	-4%	2,643	4,325	-39%

Foreign Interior	1,554	1,695	-8%	3,860	5,213	-26%
Foreign Exterior	584	629	-7%	1,498	2,055	-27%
Total Foreign Units	2,139	2,324	-8%	5,357	7,268	-26%

Total Interior Mirrors	2,450	2,641	-7%	5,900	8,477	-30%
Total Exterior Mirrors	847	887	-5%	2,100	3,116	-33%
Total Mirror Units	3,297	3,528	-7%	8,000	11,593	-31%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Percent change and amounts may not total due to rounding.

End of Filing